Exhibit 5.2

March 25, 2014

Axiall Corporation

Eagle Spinco Inc.
1000 Abernathy Road, Suite 1200
Atlanta, Georgia 30328

Re:                             2023 Guaranty and 2021 Guaranty of Plastic Trends, Inc. Relating to the Exchange Offers Described in the Registration Statement on Form S-4 Filed by Axiall Corporation and Eagle Spinco Inc.

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel in the State of Michigan to Plastic Trends, Inc., a Michigan corporation (“PTI”) and wholly-owned subsidiary of Axiall Corporation, a Delaware corporation (“Axiall”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Axiall, Eagle Spinco Inc., a Delaware corporation (“Eagle Spinco” and, together with Axiall, the “Issuers”), the Covered Guarantors (as defined below) and the Other Guarantors (as defined below) to which this opinion has been filed as an exhibit.  The Registration Statement relates to (a) the proposed issuance and exchange (the “2023 Exchange Offer”) of up to $450,000,000 aggregate principal amount of 4.875% Senior Notes due 2023 of Axiall (the “Exchange 2023 Notes”) for an equal principal amount of 4.875% Senior Notes due 2023 of Axiall outstanding on the date hereof (the “Original 2023 Notes”) and (b) the proposed issuance and exchange (the “2021 Exchange Offer” and, together with the 2023 Exchange Offer, the “Exchange Offers”) of up to $688,000,000 aggregate principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco (the “Exchange 2021 Notes”) for an equal principal amount of 4.625% Senior Notes due 2021 of Eagle Spinco outstanding on the date hereof (the “Original 2021 Notes”).

The Original 2023 Notes have been, and the Exchange 2023 Notes will be, issued pursuant to the indenture, dated as of February 1, 2013, as amended or supplemented from time to time (the “Axiall Indenture”), by and among Axiall, Eagle Spinco, the guarantors listed on Exhibit A hereto (each, a “Covered Guarantor” and, together, the “Covered Guarantors”), PHH Monomers, L.L.C., Plastic Trends, Inc., Royal Group Sales (USA) Limited, Royal Mouldings Limited, Royal Window and Door Profiles Plant 13 Inc. and Royal Window and Door Profiles Plan 14 Inc. (collectively, the “Other Guarantors” and, together with the Covered Guarantors and Eagle Spinco, the “2023 Note Guarantors”) and U.S. Bank, National Association, as trustee (the

“Trustee”).  The Original 2023 Notes are, and the Exchange 2023 Notes will be, guaranteed (each, a “2023 Guarantee”) on a joint and several basis by the 2023 Note Guarantors.

The Original 2021 Notes have been, and the Exchange 2021 Notes will be, issued pursuant to an indenture, dated as of January 28, 2013, as amended or supplemented from time to time (the “Eagle Spinco Indenture”), by and among Eagle Spinco, Axiall, the Covered Guarantors, the Other Guarantors (Axiall, the Covered Guarantors and the Other Guarantors are collectively referred to as the “2021 Note Guarantors”) and the Trustee.  The Original 2021 Notes are, and the Exchange 2021 Notes will be, guaranteed (each, a “2021 Guarantee”) on a joint and several basis by the 2021 Note Guarantors.

In so acting, we have reviewed the (i) the Axiall Indenture, dated as of February 1, 2013, and First Supplemental Indenture relating thereto, dated as of December 30, 2013, and the Registration Rights Agreement, dated as of February 1, 2013, relating to the Original 2023 Notes, (ii) the Eagle Spinco Indenture and First Supplemental Indenture relating thereto, each dated as of January 28, 2013, and the Second Supplemental Indenture relating thereto, dated as of December 30, 2013, and the Registration Rights Agreement, dated as of January 30, 2013, relating to the Original 2021 Notes, and (iii) the Registration Statement ((i) through (iii), inclusive, together with the Form T-1 of the Trustee to be filed as an exhibit to the Registration Statement, and any other document executed or to be executed pursuant to 2023 Exchange Offer and the 2021 Exchange Offer are collectively referred to herein as the “Transaction Documents”).  We have also examined originals or copies (certified or otherwise identified to our satisfaction) of (a) certain corporate records, agreements, documents and other instruments set forth on Exhibit B (the “Organizational Documents”), including the Articles of Incorporation of PTI, dated May 22, 1968, filed with the Michigan Department of Treasury on May 27, 1968, and certified as a true copy by the Michigan Department of Licensing and Regulatory Affairs on January 10, 2013 (“Articles of Incorporation”) and (b) certain certificates or comparable documents of public officials (including the good standing certificate listed on Exhibit B and of officers and representatives of the Company and have made such inquiries of such officers and representatives (including the Certificate attached as Exhibit C) as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.  As to all questions of fact material to these opinions, we have relied upon certificates or comparable documents of officers and representatives of PTI and upon the representations and warranties contained in the Transaction Documents.  We have not undertaken any independent investigations to determine the accuracy of the foregoing, and no inference that we have any knowledge of any matters should be drawn from our representation of PTI for the sole purpose of rendering the opinions contained herein.  We have also assumed (i) the valid existence and good standing of each party other than PTI to the Transaction Documents, (ii) that each party other than PTI to the Transaction Documents has the requisite entity power and authority to enter into and perform its respective obligations under the applicable Transaction Documents, (iii) the due authorization, execution, delivery and performance by each party other than PTI to the Transaction Documents, and (iv) the enforceability, validity and binding effect of the Transaction Documents under the laws of each applicable jurisdiction other than the State of Michigan.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that:

1.                                      The 2023 Guarantee of the Exchange 2023 Notes, when the Exchange 2023 Notes are issued and delivered in exchange for the Original 2023 Notes in accordance with the terms of the 2023 Exchange Offer, will constitute a valid and binding obligation of PTI.

2.                                      The 2021 Guarantee of the Exchange 2021 Notes, when the Exchange 2021 Notes are issued and delivered in exchange for the Original 2021 Notes in accordance with the terms of the 2021 Exchange Offer, will constitute a valid and binding obligation of PTI.

We have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information contained in the Registration Statement including, but not limited to, the prospectus constituting a part of such Registration Statement.

We have assumed: (i) that the 2023 Exchange Offer and the 2021 Exchange Offer will be conducted solely in the manner contemplated by the Transaction Documents and in accordance with all applicable laws, and (ii) the accuracy and completeness of the representations and warranties and the compliance with the covenants and agreements set forth in the Transaction Documents and any other document executed or to be executed pursuant thereto.

With the exception of the 2023 Guarantee of the Exchange 2023 Notes of PTI and the 2021 Guarantee of the Exchange 2021 Notes of PTI, we express no opinion as to the validity, binding effect or enforceability of any provision in the Transaction Documents or in any other any document.  We express no opinion as to the effect on the Transaction Documents, or the transactions contemplated thereunder, of any state securities or “blue sky” laws, the Securities Act of 1933, the Securities Exchange Act of 1934, the Trust Indenture Act of 1939, or any other securities laws.

Our opinions are subject to the effect of the compliance or noncompliance of any person or entity (collectively, “Person”) with any state or federal laws or regulations applicable to such Person because of such Person’s legal or regulatory status or the nature of such Person’s business or which require such Person to qualify to conduct business in any jurisdiction.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are further limited to the law of the State of Michigan, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction. Further, these opinions are given on and as of the date hereof only, and do not contemplate and no opinion is given or intended, with respect to future events or subsequent changes in law or fact.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Maddin, Hauser, Roth & Heller, P.C. under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement.  In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Sincerely,

/s/ MADDIN, HAUSER,

ROTH & HELLER, P.C.

EXHIBIT A

Covered Guarantors

Covered Guarantor	State of Incorporation
Axiall Holdco, Inc.	Delaware
Axiall Ohio, Inc.	Delaware
Axiall, LLC	Delaware
Eagle Holdco 3 LLC	Delaware
Eagle Natrium LLC	Delaware
Eagle US 2 LLC	Delaware
Exterior Portfolio, LLC	Ohio
Georgia Gulf Lake Charles, LLC	Delaware
Rome Delaware Corp.	Delaware
Royal Plastics Group (U.S.A.) Limited	Delaware
Royal Window and Door Profiles Plant 13 Inc.	Pennsylvania